EXHIBIT 10.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into on February 28, 2008 (the “Effective Date”), between The Orchard Enterprises, Inc. (formerly known as Digital Music Group, Inc.), a Delaware corporation (“The Orchard”), and Daniel Alan Pifer, a resident of New York (the “Executive”). This Agreement is intended to supersede the Employment Agreement between Executive and Digital Music Group, Inc. dated as of December 10, 2007.
Agreement
     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:
     1. Position and Duties. During the term of this Agreement, The Orchard will employ Executive, and Executive will serve The Orchard as its Vice President, Sales Operations, or such other position as assigned by the CEO. As such, Executive shall have such responsibilities, duties and authority as reasonably accorded to and expected of this position. Subject to the terms of Sections 7.5 and 8.4 hereof, additional or different duties, titles or positions may from time to time be assigned to or taken from Executive by the CEO of The Orchard. Executive will report directly to the CEO.
     2. Performance of Duties. Executive will be based at and perform his duties under this Agreement primarily at the New York, NY offices of The Orchard. Executive hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound. Executive hereby further represents and warrants that he has provided The Orchard with copies of any employment, confidentiality, non-competition or non-solicitation agreements currently binding upon him.
     3. Exclusive Service. Executive shall devote his full time and efforts (from a business perspective) exclusively to this employment and apply all his skills, effort and experience to the performance of his duties and advancing The Orchard’s interests. Executive shall not be engaged in any other business activity pursued for salary, fees, profit, gain or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities hereunder. Executive will not engage in any professional consulting activity nor serve on any corporate boards except with the prior written approval of The Orchard’s CEO, and Executive will otherwise refrain from engaging in any activities inconsistent or in conflict with the performance of his duties hereunder. However, the foregoing limitations shall not be construed as prohibiting Executive from making personal investments in a passive form or manner that will not require his services in the operation or affairs of the companies or enterprises in which such investments are made or from engaging in charitable, civic or community activities that do not interfere with his duties to The Orchard.

     4. Compliance with Policies. The Orchard has established policies, procedures and practices, and Executive will comply with and be bound by all such policies, procedures and practices from time to time in effect during Executive’s employment to the extent The Orchard has informed Executive thereof. Executive will be employed in a position of leadership within The Orchard and will be expected to faithfully adhere to, execute and fulfill all corporate policies established by The Orchard, now and in the future, in addition to establishing systems for monitoring compliance with such policies by other officers, employees and directors, particularly The Orchard’s Code of Business Conduct.
     5. Confidential or Proprietary Information and Inventions.
          5.1 Company Information. Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence and not to use, except for the benefit of The Orchard, or to disclose to any person, firm or corporation (except within the scope of his employment) without written authorization of the CEO of The Orchard, any Confidential Information of The Orchard. Executive understands that “Confidential Information” means any The Orchard financial or operating information, contents of music libraries, data bases, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products and processes, services, customer lists, channel partner lists, target acquisition lists and customers, channel partners and target acquisitions (including, but not limited to, customers, channel partners and target acquisitions of The Orchard on whom Executive called or with whom Executive became acquainted during the term of his employment), market data, software, inventions, music processing techniques, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial reports or other business information disclosed to Executive by The Orchard or prepared by Executive during his employment by The Orchard, either directly or indirectly, in writing, orally, by drawings, or by observation of documents, technology or equipment. The Orchard and Executive acknowledge that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.
          5.2 Third Party Information. Executive recognizes that The Orchard has received and in the future will receive from third parties (including, but not limited to, vendors, customers, channel partners and acquisition targets) their confidential or proprietary information subject to a duty on The Orchard’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for The Orchard consistent with The Orchard’s agreement with such third party.
          5.3 No Prior Inventions. Executive represents that, as of the Effective Date of this Agreement, other than musical composition and sound recording copyrights, he has no inventions, original works of authorship, developments, improvements or trade secrets which were made by him prior to his employment with The Orchard, which relate to The Orchard’s business, operations, digitization processes, music library or research and development.
          5.4 Future Inventions. The Orchard shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort) to any and all inventions (whether or not patentable), works of authorship, mask works. designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by Executive during the term of his employment with The Orchard to and only to the fullest extent allowed by applicable law; provided, however, the foregoing shall only apply to any of the foregoing that are directly related to the business of The Orchard (collectively referred to herein as Inventions”). Executive agrees that he will promptly make full written disclosure to The Orchard, will hold in trust for the sole right and benefit of The Orchard, and hereby assign to The Orchard or its designee, all his right, title, and interest in and to any and all Inventions. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by The Orchard and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by The Orchard.
          5.5 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with The Orchard. The records will be in the form of notes, sketches, drawings and any other format that may be specified by The Orchard. The records will be available to and remain the sole property of The Orchard at all times.
          5.6 Patent and Copyright Registrations. Executive agrees to assist The Orchard, or its designee, at The Orchard’s expense, in every proper way to secure The Orchard’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to The Orchard of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which The Orchard shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to The Orchard, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Executive is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to The Orchard as above, then Executive hereby irrevocably designates and appoints The Orchard and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the processing and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.
     6. Compensation and Benefits.
          6.1 Base Salary. Beginning on the Effective Date, The Orchard shall pay Executive a base salary of one hundred and sixty thousand dollars ($160,000) per year, adjusted as provided herein (the “Base Salary”), payable as earned in accordance with The Orchard’s customary payroll practice. On at least an annual basis, the Compensation Committee of the Board of Directors will review Executive’s performance and consider an increase to the then current Base Salary as it deems warranted by individual and corporate performance, market conditions and other factors. No reductions will be made to Executive’s Base Salary unless it is part of a company-wide expense reduction plan authorized by the Board of Directors of The Orchard, applying ratably to the base salaries of all senior executives and to the fees earned by Directors; provided. however, that in no event may Executive’s Base Salary be reduced by more than fifteen percent (15%) at any one time or in the aggregate over any twenty-four (24) month period without his consent.
          6.2 Additional Benefits. Executive will be eligible to participate in The Orchard’s employee benefit plans of general application to The Orchard’s senior executives in effect from time to time, as amended, including without limitation, those plans covering pension and profit sharing, executive perquisites, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Once Executive is eligible for health and dental insurance coverage hereunder, Executive’s spouse and dependents shall also be eligible for such coverage in accordance with the terms of The Orchard’s policies and plans and the contracts with third party providers. In addition, beginning on the Effective Date, Executive will receive such other benefits, including holidays and sick leave, as The Orchard generally provides to its senior executives.
          6.3 Incentive Bonus Plan. For 2008 and all subsequent years during the Term, subject to the terms of The Orchard’s management incentive bonus plan, as amended from time to time (the “Bonus Plan”), Executive will be eligible to earn cash bonuses on an annual basis, payable as determined under the Bonus Plan, but not until such time as the Compensation Committee of the Board of Directors of The Orchard determines the targets, milestones, performance objectives and measurement criteria to be met each fiscal year and approves the payment of specific cash bonuses after the end of each fiscal year based upon the objective calculations and discretionary judgments as called for in the Bonus Plan. For 2007, Executive shall be entitled to receive a discretionary cash bonus in an amount and in accordance with the parameters set forth on Schedule A attached hereto. Any such 2007 discretionary bonus, if earned, will be payable within two and one half (2 1/2) months following the year in which it vests or is no longer subject to a substantial risk of forfeiture.
          6.4 Expenses. Executive shall prepare and submit timely expense reports and The Orchard will reimburse Executive for all reasonable and necessary travel and other expenses incurred by Executive in connection with The Orchard’s business, provided that such expenses are in accordance with The Orchard’s applicable expense reporting and reimbursement policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.
          6.5 Vacation. Executive will be entitled to paid vacation as set forth in The Orchard’s policies and/or employee manual (as they may be applicable to The Orchard’s executive officers and key employees), as approved by the Board of Directors.
          6.6 Equity Incentive Awards. On the Effective Date, Executive will receive options to purchase 5,000 shares of The Orchard’s Common Stock (“Common Stock”) and 16,667 restricted shares of Common Stock, with such options and shares being granted and awarded pursuant to and under the terms and conditions of The Orchard’s Amended and Restated 2005 Stock Plan (the “The Orchard Stock Plan”). Such stock options and shares of restricted Common Stock shall vest 33.3% after the first twelve months and then quarterly in eight (8 equal installments of 8.33%) such that they will be fully vested thirty six (36) months from the Effective Date; except that in the event of a Termination Without Cause under Section 7.4 below or Termination for Good Reason under Section 7.5 below, the vesting of the foregoing stock options and shares of restricted Common Stock shall be accelerated by six (6) months. The stock options will expire on the seventh anniversary of the Effective Date. Notwithstanding the forgoing, the Common Stock Options and awards issued under the December 10, 2007 Agreement shall remain in effect on the terms and conditions established under the Stock Option Agreement and Restricted Stock Option Agreement except subject to the same six (6)-month acceleration provision provided hereinabove.
     7. Term and Termination. This Agreement will commence on the Effective Date and will continue until the earlier of three (3) years after the Effective Date or when terminated pursuant to any one of the following:
          7.1 Death. The death of Executive shall immediately terminate this Agreement.
          7.2 Disability. If, as a result of Disability. as determined by The Orchard, Executive shall have been absent from his full-time duties hereunder or unable to materially fulfill his full-time duties (as determined by The Orchard) hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur on or after the end of such three (3) month period), The Orchard may terminate Executive’s employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may initiate termination of his employment under this Section 7.2 if as a result of Disability his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that Executive shall have furnished The Orchard with a written statement from a qualified doctor to such effect and provided, further, that, at The Orchard’s request made within ten (10) days from the date of receipt of such written statement, Executive shall submit on a timely basis to an examination by a qualified doctor selected by The Orchard who is acceptable to Executive or Executive’s doctor (such acceptability will not be unreasonably withheld) and such doctor shall have concurred with the conclusion of Executive’s doctor. For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In order to receive Disability benefits, Executive must cooperate with The Orchard in making such Disability determination, including providing such medical evidence as may reasonably be requested by The Orchard or submission to a medical examination(s) by a qualified doctor(s) selected by The Orchard. Executive must comply with any such requests within ten (10) days.
          7.3 For Cause. The Orchard may terminate Executive’s employment under this Agreement for “cause,” which shall be defined herein as follows: (a) Executive’s material and irreparable breach of this Agreement; (b) Executive’s gross negligence or willful insubordination in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice from The Orchard of the need to cure) of any of Executive’s assigned duties and responsibilities hereunder; (c) Executive’s willful dishonesty, fraud, misrepresentation or misconduct with respect to the business and affairs of The Orchard which adversely affects the operations, reputation or business prospects of The Orchard; (d) Executive’s willful, reckless or grossly negligent violation of a material provision of The Orchard’s Code of Business Conduct or other written corporate policy; (e) Executive’s willful or reckless violation of any federal, state or local law or regulation applicable to The Orchard’s business; (f) Executive’s conviction of any felony crime: (g) Executive entering a plea of nolo contendere to any crime involving any act of moral turpitude; or (h) chronic alcohol abuse or chronic drug abuse by Executive (“Termination for Cause”).
          7.4 Without Cause. This Agreement may be terminated by The Orchard thirty (30) days after the effective date of a written notice sent to Executive stating that The Orchard is terminating his employment, without cause, which notice can be given by The Orchard at any time after the Effective Date at The Orchard’s sole discretion, for any reason or for no reason (“Termination Without Cause”).

          7.5 For Good Reason. Executive may elect to terminate his employment with The Orchard on the effective date of a written notice sent to The Orchard from Executive stating that he is terminating employment for “good reason,” which shall be defined herein as follows: (a) Executive’s level of compensation (including Base Salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) is reduced without his consent; provided, however, that a reduction of Executive’s compensation in accordance with Section 6.1 will not constitute “good reason”; (b) Executive is required to relocate his principal office of employment with The Orchard outside of New York, NY without his consent; or (c) a breach by The Orchard of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice by Executive of such breach (“Termination for Good Reason”).
          7.6 Voluntary. This Agreement may be terminated by Executive on the effective date of a written notice sent to The Orchard from Executive stating that Executive is electing to terminate his employment with The Orchard without “good reason” as defined in Section 7.5 hereof (“Voluntary Termination”).
     8. Effect of Termination.
          8.1 Termination as a Result of Death. In the event of any termination of this Agreement pursuant to Section 7.1 hereof, no severance compensation is due to Executive’s estate; provided, however, that The Orchard will continue to pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s death occurs.
     8.2 Termination as a Result of Disability. In the event of any termination of this Agreement pursuant to Section 7.2 hereof, The Orchard shall continue to pay Executive his Base Salary under Section 6.1 hereof at Executive’s then-current salary and maintain his benefits under Section 6.2 hereof (i) through the remaining term of this Agreement which ends on the third anniversary of the Effective Date, or (ii) for six (6) months, whichever period is shorter. In the event of a disability termination pursuant to Section 7.2 hereof, Executive will not be eligible to receive any ongoing benefits subsequent to the effective date of termination, other than continued participation in any applicable The Orchard disability plan, nor will there be any proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs; provided, however, that The Orchard will continue to pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s termination occurs.
          8.3 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.3 or 7.6 hereof, The Orchard shall pay Executive the compensation and benefits otherwise payable to Executive under Section 6 hereof through the date of termination, except that there will be no proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs.
          8.4 Termination Without Cause or for Good Reason. In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5 hereof:
     (a) The Orchard shall continue to pay Executive his Base Salary under Section 6.1 hereof at Executive’s then-current salary and maintain his benefits under Section 6.2 hereof (i) through the remaining term of this Agreement which ends on the third anniversary of the Effective Date, or (ii) for six (6) months, whichever period is shorter. If such benefits contemplated under Section 6.2 hereof cannot be maintained under the provisions and eligibility of the specific plans (see Section 8.6 below), then The Orchard shall pay during the post-termination period the cash equivalent of the company’s cost of benefits under any such company plan;
     (b) The Orchard will pay unreimbursed expenses and accrued vacation through the date of termination pursuant to Sections 6.4 and 6.5 of this Agreement;
     (c) For the fiscal year of termination, The Orchard shall pay the pro rata portion of the annual incentive bonus otherwise due to Executive pursuant to Section 6.3 hereof, such pro rata bonus amount to be determined at the sole discretion of the Compensation Committee of the Board of Directors based upon the targets, milestones, performance objectives and measurement criteria established for the fiscal year and The Orchard’s and Executive’s, as the case may be, actual performance against such targets, milestones, performance objectives and measurement criteria. Notwithstanding the forgoing, in the event of termination of this Agreement pursuant to Section 7.5, this subsection (c) will not be applicable unless Executive and The Orchard mutually determine that the Executive’s termination meets the requirements for Good Reason as set forth in Section 7.5.
     (d) The vesting of the Restricted Stock Award Agreement and the Stock Option Agreement that Executive enters into with The Orchard for the equity incentive awards set forth in Section 6.6 hereof shall, in the event of a termination of employment pursuant to Sections 7.4 or 7.5 hereof, be accelerated by six (6) months pursuant to Section 6.6. Notwithstanding the forgoing, in the event of termination of this Agreement pursuant to Section 7.5, this subsection (d) will not be applicable unless Executive and The Orchard mutually determine that the Executive’s termination meets the requirements for Good Reason as set forth in Section 7.5.
     (e) In all cases, post-termination payments to Executive will be reduced for applicable withholding taxes and will be payable on The Orchard’s normal payroll dates or bonus payment dates during the periods; provided, however, that if the total amount of the benefits available to Executive under this Section 8.4, either alone or together with other payments which Executive has the right to receive from The Orchard, would constitute a

     “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “ Code”), then The Orchard shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.4 as originally determined prior to the deduction of the excise tax. All such amounts payable by The Orchard shall be paid within thirty (30) days of the Executive’s separation from service except as provided in Section 8.4(d). In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5, Executive shall have no duty or obligation whatsoever to seek similar or substitute employment or otherwise mitigate his damages.
     (f) If upon termination Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then the payments under Sections 8.4(a) and (c) will not begin sooner than the date that is six (6) months following the date of termination. In the event of a delay in payment provided under this Section 8.4(d). The Orchard shall, on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid under Section 8.4(a) and (c) through such date if such six-month delay had not occurred; provided, further that all such amounts payable by The Orchard under Section 8.4(c) shall be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes or, in the case of a tax audit or litigation addressing the existence or amount of a tax liability, by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of audit or litigation are remitted to the taxing authority (or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).
     (g) Executive will only be deemed to have incurred a separation from service under Sections 8.2, 8.4 (a) and 8.4 (c) if it is reasonably anticipated that Executive will not provide significant services for The Orchard or an affiliate following such termination (a “Separation from Service”). Whether a termination of employment is considered a Separation from Service will be determined in accordance with Internal Revenue Code Section 409A, and such determination will be based upon the facts and circumstances surrounding the termination of employment. While Executive is on military leave, sick leave, or another bona fide leave of absence, the employment relationship is treated as continuing intact if the period of leave does not exceed six months, or, if longer, so long as Executive has a guaranteed right to return to employment either by law or by contract.
     (h) As a condition of receiving any payments described under Section 8.4, Executive agrees to execute, deliver and not to revoke (within the time period permitted by applicable law) a general release of The Orchard and its officers, directors, employees, and owners from any and all claims. obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with The Orchard or this Agreement (including without limitation civil rights claims), in such form as requested by The Orchard (with the attached Exhibit A as an example of one such form, except that any non-compete and non-solicitation provisions shall conform to Section 9 below), it being understood that such release shall not apply to Executive’s rights to any payments or benefits due under this Agreement or any employee benefit plan or program in which the Executive is a participant, any rights Executive may have to indemnification and to coverage under directors’ and officers’ liability and similar insurance maintained by The Orchard.
          8.5 Termination as a Result of Expiration of Agreement. If this Agreement is allowed to expire three (3) years from the Effective Date without being renewed or otherwise extended, then all the specific rights and obligations of the parties under this Agreement shall cease, including, without limitation, Executive’s obligations under Section 9, and Executive shall become an at-will employee of The Orchard subject to its human resources and other corporate policies and its Employee Handbook in effect at such time.
          8.6 Rights under The Orchard’s Stock Plan and Benefit Plans. In the event of termination and the requirement for any benefits to be provided under this Section 8, except as otherwise expressly provided herein, Executive’s rights hereunder and under The Orchard’s Stock Plan, which governs stock options and restricted stock awards, and all other benefit plans of general application, including The Orchard’s employee health and dental insurance coverage, shall be subject to and determined in accordance with the provisions and eligibility of those plans. the related award agreements and the provisions of applicable law.
     9. Covenant Not to Compete or Solicit.
          9.1 During the term of this Agreement and for a period of time thereafter equal to the longer of (a) six (6) months and (b) the period during which the Executive continues to be entitled to compensation or benefits pursuant to Section 8 hereof (the “Non-Competition Period”), Executive shall not, other than on behalf of The Orchard or any entity owned by or directly affiliated with The Orchard, directly or indirectly, without the prior written consent of The Orchard: (i) engage in, anywhere in the United States or the world in which The Orchard or any of its affiliates and subsidiaries are conducting business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of two and one-half percent (2.5%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) approach, contact or solicit clients or customers of The Orchard or any of its affiliates and subsidiaries, including content owners and channel outlets with which they have a relationship, in connection with a Competing Business Purpose. For purposes of this Agreement, “Competing Business Purpose” shall mean the acquisition of digital rights to Independently Owned Content

(as defined below) (whether by purchase, license or through digital distribution arrangements), the processing of Independently Owned Content into digital format for placement in online music, mobile or video stores and other channel outlets, and the distribution of digital music and video content to online music, mobile or video stores and other channel outlets for purchase by consumers via electronic means such as transmissions, mobiletones and streaming. Notwithstanding anything to the contrary herein, a Competing Business Purpose shall not include the activities of any business unit or division of a major record label group (as of the date hereof, SonyBMG, Universal Music Group, Warner Music Group or EMI Recorded Music) or other entity, so long as the activities of such business unit or division are not related to the acquisition, processing or distribution of Independently Owned Content. For purposes hereof, “Independently Owned Content” means music content not owned or controlled by one of the four major record label groups and video content not owned or controlled by a major movie or television studio (as of the date hereof, Paramount Motion Pictures Group, Fox Filmed Entertainment, Sony Pictures Entertainment, NBC/Universal, Warner Brothers Entertainment, and Buena Vista Motion Pictures Group, together with the television production affiliates thereof).
          9.2 During the Non-Competition Period, Executive shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of The Orchard, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of The Orchard or any of their affiliates or subsidiaries to terminate his or her employment with The Orchard or such affiliate or subsidiary, for any purpose.
          9.3 The covenants contained in Sections 9.1 and 9.2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 9.1 and Section 9.2, respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time. geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          9.4 All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against The Orchard, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by The Orchard of such covenants. Because of the difficulty of measuring economic loss to The Orchard as a result of any breach of the covenants in this Section 9, and because of the immediate and potentially irreparable damage that could be caused to The Orchard for which it would have no other adequate remedy, Executive agrees that these covenants may be enforced by The Orchard in the event of a breach by him, by injunctions and/or restraining orders. It is further agreed by the parties that the covenants in this Section 9 impose a reasonable restraint on Executive in light of the activities and business of The Orchard on the date of execution of this Agreement and the current plans and The Orchard Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) The Orchard is engaged in a highly competitive industry, (B) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of The Orchard, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of The Orchard, and (C) in the event Executive’s employment with The Orchard terminated, Executive should be able to obtain suitable and satisfactory employment without violation of this Agreement.
     10. Return of The Orchard Property. All records, documents, designs, patents, business plans, financial information, manuals, correspondence, memoranda, data bases, lists and other property delivered to or compiled by Executive by or on behalf of The Orchard or its representatives, vendors, customers, channel partners and acquisition targets which pertain to the business of The Orchard shall be and remain the property of The Orchard and be subject at all times to its discretion and control. Upon termination of Executive’s employment for any reason, all such material which has been collected or accumulated by Executive shall be delivered promptly to The Orchard without request by it.
     11. Miscellaneous.
          11.1 Arbitration. Executive and The Orchard agree that any unresolved dispute, controversy or claim arising out of, or relating to, this Agreement or any alleged breach hereof shall be settled exclusively by binding arbitration, provided, however, that The Orchard and Executive retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration proceedings shall be conducted in New York, NY, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order back pay, severance compensation, vesting of options or other restricted equity awards (or cash compensation in lieu of vesting), reimbursement of costs, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that The Orchard has breached this Agreement. The arbitrator(s) shall have the authority to order reimbursement of costs and any damages actually sustained by The Orchard, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that Executive has breached this Agreement. A decision by the arbitrator or a majority of the members of an arbitration panel (not to exceed three (3) arbitrators) shall be final and binding, and judgment upon the determination or award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The direct expense of any arbitration proceeding shall initially be borne by The Orchard, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings.
          11.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
          11.3 Remedies. The Orchard and Executive acknowledge that the service to be provided by Executive is of a special, highly skilled, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Sections 3, 4, 5, 9 and 10 hereof, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies The Orchard may have, at law or equity, including without limitation the recovery of money damages.
          11.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
          11.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Orchard may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes The Orchard’s obligations hereunder.
          11.6 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law or by The Orchard company policy and practice.

          11.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with The Orchard, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto, whether verbal or in writing.
          11.8 Amendment. This Agreement may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of The Orchard or its Compensation Committee.
          11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other party:

If to The Orchard:	The Orchard Enterprises, Inc.
100 Park Avenue
Second Floor
New York, NY 10017
Attention: Chairman of the Board of Directors
Facsimile: (212) 201-9292

With a copy to:	Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: David M. Grimes
Antone P. Manha, Jr.
Facsimile: (212) 521-5450

If to Executive:	Daniel Alan Pifer
317 7th Avenue
Pelham, NY 10803
          11.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.
          11.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

          11.12 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together. constitute one and the same agreement.
          11.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.
          11.14 Code Section 409A. The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code. Accordingly, the parties agree that during the period ending on December 31, 2008 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of the Code; provided, however, that nothing contained in this Section 11.14 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 11.14
     IN WITNESS WHEREOF, The Orchard and Executive have executed this Agreement as of the date first above written.

THE ORCHARD ENTERPRISES, INC.		EXECUTIVE

By:

Name:	Greg Scholl	Daniel Pifer

Title:	President & CEO

Schedule A
Bonus Amount: For the year ending December 31, 2007, Executive is eligible to receive a bonus of up to $30,000 (the “Target Bonus”) based on the following parameters and performance criteria:
1. Gross Revenue: If the Orchard has gross revenues for 2007 of (a) $26,000,000 or more, the Executive is entitled to a bonus equal 33 1/3% of his Target Bonus, (b) $22,000,000 or less, the Executive is not entitled to any bonus with respect to the Orchard’s gross revenues and (c) more than $22,000,000 but less than $26,000,000, the Executive is entitled to a pro rata portion of 33 1/3% of his Target Bonus;
2. Gross Margin: If the Orchard achieves a gross margin for 2007 equal to (a) 25% or greater, the Executive is entitled to a bonus equal 33 1/3% of his Target Bonus, (b) 23% or less, the Executive is not entitled to any bonus with respect to the Orchard’s gross margin and (c) greater than 23% but less than 25%, the Executive is entitled to a pro rata portion of 33 1/3% of his Target Bonus; and
3. Discretionary Component: The discretionary component is to be determined solely by the CEO of The Orchard and may be any amount up to 33 1/3% of the Executive’s Target Bonus.

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